Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of January 21, 2015 (the “Effective Date”), by and between RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company, having an address at c/o Resource Real Estate, Inc., 1845 Walnut Street, 18th Floor, Philadelphia, PA 19103 (“Seller”) and EDGE RESIDENTIAL WOODLAND HILLS, LLC, a Delaware limited liability company, having an address at 1700 Broadway, 38th Floor, New York, NY 10019 (“Buyer”).

W I T N E S S E T H:

In consideration of the covenants and provisions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to all of the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the project known as “Woodland Hills Apartments,” containing approximately 228 apartment units located at 3417 North Druid Hills Road, Decatur, GA 30033 consisting of the following (collectively, the “Property”):

(a)Real Property. All of that certain tract of land more fully described on Exhibit A to this Agreement (the “Land”) together with all improvements thereon (the “Improvements”), and all appurtenances thereto (including, without limitation, all easements, rights‑of‑way, water rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants); together with all rights, title and interest of Seller in and to any land lying in the bed of any street, opened or proposed, in front of or abutting or adjoining the aforesaid tract of land, and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of any street (collectively, the “Real Property”);

(b)Personal Property. All fixtures, furniture, equipment, supplies and other tangible personal property attached or appurtenant to, or located in or on, or used solely in connection with the Real Property, which are owned by Seller (excluding, however, any “Thin Client Solutions” hardware and software) and any items upon which appears the “Resource Residential” logo, including without limitation, any door rugs, portable movie screens, marketing brochures and other literature (collectively, the “Personal Property”);

(c)Leases. The Seller’s interest in all leases, tenancies, licenses and other agreements for the use or occupancy of any portion of the Property in effect on the date of this Agreement, together with any leases entered into during the term of this Agreement in accordance with the provisions of this Agreement, and all guaranties in connection therewith (collectively, the “Leases”);

(d)Contracts. To the extent assignable, the Seller’s interest in all leasing, service, supply and maintenance contracts relating exclusively to the Land, Improvements, or Personal Property (collectively, the “Contracts”), but only to the extent Buyer elects to have such Contracts assigned to it in accordance with Section 5(c) hereof;

(e)Security Deposits. All security deposits paid to or received by Seller in connection with any Lease (including, but not limited to, pet security deposits), less any amounts applied by Seller in accordance with any Lease (the “Security Deposits”).

(f)Warranties. All assignable warranties, guaranties and bonds that exclusively relate to or affect any portion of the Real Property or the Personal Property (collectively, the “Warranties”);

(g)Intangible Property. Seller’s interest in and to: (i) any assignable licenses, authorizations, permits and approvals issued by any governmental authority and relating exclusively to Seller’s ownership and operation of all or any portion of the Property; and (ii) all logos used exclusively in connection with advertising and promotion of the Property (excluding any Resource Residential logos) and all local and toll-free telephone numbers and listings for the Property (collectively, the “Intangible Property”); and

(h)Trade Names; Websites. All of Seller’s interest in and to (i) all assignable trademarks, trade names under which the Real Property is operated, including, without limitation, the name “Woodland Hills” but excluding the name Resource Residential (the “Trade Names”); and (ii) all domain names operated maintained exclusively with respect to or in connection with the Property (“Websites”).

2.Purchase Price; Deposit. The purchase price (the “Purchase Price”) for the Property, subject to adjustments as provided in this Agreement, shall be Twenty Five Million Two Hundred Thousand and 00/100 Dollars ($25,200,000.00), and shall be paid as follows:

(a)    Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Initial Deposit”) to be paid within two (2) business days after the execution of this Agreement by Buyer and Seller in immediately available funds and delivered to Chicago Title Insurance Company, 711 Third Avenue, Suite #500, New York, NY 10017, Attention: Nigel DrePaul, Phone: (212) 880-1312, Facsimile: (212) 880-9662; Email: nigel.drepaul@ctt.com (“Escrow Holder” or “Title Company”).

(b)    If Buyer has not terminated this Agreement as provided herein, an additional deposit in the amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00) (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) shall be paid within one (1) business day after expiration of the Inspection Period in immediately available funds and delivered to Escrow Holder.

(c)    The Deposit shall be held by Escrow Holder in one or more interest bearing federally‑insured money market accounts acceptable to both Seller and Buyer, or in short‑term United States Government obligations having a maturity date which is not later than the Closing Date (as hereinafter defined). As used in this Agreement, “Deposit” shall mean and include the Deposit as defined in Subsection 2(b) above and any interest earned thereon. If requested by Escrow Holder, Buyer shall execute and deliver a Form W-9 to Escrow Holder. Failure by Buyer to deliver the Deposit as provided above shall render this Agreement voidable at the option of the Seller prior to the time Buyer delivers the Deposit.

(d)    The balance of the Purchase Price, as adjusted in accordance herewith, shall be paid at Closing by wire transfer of immediately available funds and delivered to Escrow Holder.

3.Disposition of Deposit; Defaults.

(a)    Held in Escrow. The Deposit shall be held in escrow and disbursed by Escrow Holder strictly in accordance with the terms of this Agreement.

(b)    Upon Default.

(i)If BUYER, WITHOUT THE RIGHT TO DO SO AND IN DEAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT (X) FAILS TO COMPLETE CLOSING OR PAY THE ADDITIONAL DEPOSIT TO EXCROW HOLDER AS REQUIRED UNDER SECTION 2(B) HEREOF OR,
(Y) OTHERWISE DEFAULTS UNDER THIS AGREEMENT IN ANY MATERIAL RESPECT AND SUCH MATERIAL DEFAULT CONTINUES FOR A PERIOD OF TEN (10) BUSINESS DAYS AFTER WRITTEN NOTICE FROM BUYER, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY DELIVERYING WRITTEN NOTICE OF SUCH DEFAULT TO BUYER. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THE PRECEDING SENTENCE, SELLER SHALL BE PAID THE DEPOSIT AS LIQUDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A BUYER DEFAULT WOULD BE EXTREMELY DIFFICULT OF IMPRACTIABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE RIGHT OF THE SELLER TO BE PAID THE DEPOSIT SHALL BE SELLER'S EXLCUSIVE AND SOLE REMEDY.

(ii)If Seller, (A) without the right to do so and in default of its obligations under this Agreement, fails to complete Closing, or (B) defaults under or breaches in any material respect any of Seller’s representations, warranties, covenants or agreements under this Agreement and such default continues for a period of ten (10) Business Days after written notice from Buyer, then in either case Buyer shall have the right to (x) terminate this Agreement by delivering written notice of such default to Seller, in which event Buyer shall be entitled to the return of the entire Deposit (including the Hard Deposit) as its sole and exclusive remedy (except as otherwise set forth in the following sentence) and neither Seller nor Buyer shall have any further obligations under this Agreement, except those matters expressly provided in this Agreement to survive termination, or (y) institute a civil court action for specific performance (but not damages other than reimbursement of Buyer’s fees and costs (including attorneys’ fees) incurred in enforcement of this Agreement); provided that Buyer shall commence its action of specific performance against Seller within sixty (60) days after the scheduled Closing Date. Notwithstanding anything to the contrary in the preceding sentence, if Buyer terminates this Agreement pursuant to subsection (x) of the preceding sentence, then Seller shall immediately pay or reimburse Buyer for out-of-pocket costs and expenses incurred by Buyer in respect of this Agreement and the transactions contemplated hereunder, including, without limitation, Buyer’s legal fees and expenses, due diligence cost and financings costs, up to a maximum amount of Fifty Thousand Dollars ($50,000.00) (“Buyer’s Reimbursable Due Diligence Costs”). Seller’s obligation to pay Buyer’s Reimbursable Due Diligence Costs shall survive the termination of this Agreement. UNDER NO CIRCUMSTANCES MAY BUYER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH BUYER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT. BUYER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS FILED AN ACTION SEEKING SPECIFIC PERFORMANCE.

(c)    Upon Closing. If Closing is completed hereunder, Escrow Holder shall pay the Deposit to Seller as a credit against the Purchase Price.

(d)    Upon Termination by Buyer or Seller. If Buyer terminates or is deemed to have terminated this Agreement pursuant to Section 5(d), then Escrow Agent shall, subject to Section 3(e) below, (i) promptly return the Initial Deposit (less the Hard Deposit) to Buyer and Seller shall not have any right to object to such disbursement; and (ii) promptly disburse the Hard Deposit to Seller and Buyer shall not have any right to object to such disbursement . If either Buyer or Seller terminates this Agreement pursuant to any other provision of this Agreement, then Escrow Holder shall disburse the Deposit in accordance with the provisions of this Agreement.

(e)    Hard Deposit. Notwithstanding any provision herein to the contrary, Buyer hereby acknowledges and agrees that $150,000 of the Initial Deposit (the “Hard Deposit”) shall be a “hard” deposit that is non-refundable to Buyer except as expressly set forth in this Section 3(e). The Hard Deposit shall be paid to Seller upon any termination of this Agreement by either party; provided, however, that Buyer shall be entitled to a return of the Hard Deposit in the case of a termination by Buyer: (I) under Section 3(b)(ii) (Seller Default), Section 13 (Casualty) or Section 14 (Eminent Domain), (II) under Section 6(b) (Title and Survey), or (III) prior to expiration of the Inspection Period if Buyer provides commercially reasonable evidence to Seller that an environmental condition exists with respect to the Property that Buyer reasonably determines would (A) affect Buyer’s ability to sell the Property or (B) otherwise materially diminish the value of the Real Property. This provision shall survive termination of this Agreement.

4.Closing. The consummation of the purchase and sale of the Property (the “Closing”) shall take place on that date which is thirty (30) days after the expiration of the Inspection Period or at earlier date as mutually agreed to in writing by the parties (the “Closing Date”). The Closing shall be conducted through an escrow with the Escrow Holder, with escrow fees to be paid equally by Seller and Buyer. IT IS AGREED THAT TIME IS OF THE ESSENCE OF THIS AGREEMENT.

5.Inspection and Title Review.

(a)    Inspection Period. Buyer and its authorized agents and representatives shall have the right to enter upon the Land and Improvements (including all of the apartment units, but subject to the rights of tenants under the Leases and in accordance with applicable law) at all reasonable times during normal business hours to inspect and conduct reasonably necessary inspections and tests on the Property at its sole cost and expense, including, without limitation, engineering and hazardous material inspections; provided, however, any intrusive physical testing will be conducted by Buyer only after obtaining Seller’s prior written consent. The right granted in the immediately preceding sentence may be exercised during the period commencing on the Effective Date and ending on the earlier to occur of the Closing Date or termination of this Agreement. Buyer shall bear the cost of all inspections and tests, and Buyer shall give reasonable notice to the management of any inspection or test to be conducted on the Property. Buyer hereby indemnifies and holds Seller and the Property harmless as to all loss, property damage, bodily injury, cost or expense resulting from Buyer’s inspections and tests of the Property, including, without limitation, claims for services rendered by third parties conducting such inspections and tests, but excluding any loss, property damage, bodily injury, cost or expense to the extent (i) caused by any act or omission of Seller or its agents, or (ii) relating to any matter that is merely discovered by Buyer or any of Buyer’s agents. Buyer shall also restore the Land and Improvements to the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken. Such agreement to repair and restore, and to indemnify and hold harmless Seller shall expressly survive closing or any termination of the Agreement. Buyer shall maintain, or shall cause its contractors to maintain, public liability and property damage insurance insuring Buyer (and naming Seller as an additional insured party) against any liability arising out of any entry or inspections of the Property or work performed about the Property pursuant to the provisions hereof and shall deliver certificates of insurance evidencing such coverage to Seller prior to any entry by Buyer or its contractors on the Property.

(b)    Document Review. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer (or make available for inspection at the Property) copies of the items listed on Schedule 5(b) attached hereto and made a part hereof, but only to the extent such items are in Seller’s possession or control (collectively, “Documents”); provided that Leases and corresponding lease files shall be available for inspection at the Property only. Except as otherwise expressly set forth in this Agreement or in any document executed or delivered by Seller at Closing (each, a “Closing Document”), Seller makes no representations or warranties, either express or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in any information provided to Buyer, and Buyer shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the period beginning on the Effective Date and ending at 5:00 pm (Eastern) on that date which is twenty-five (25) days after the Effective Date (the “Inspection Period”).

(c)    Assignment or Cancellation of Contracts. Prior to the expiration of the Inspection Period, Buyer shall advise Seller in writing of any Contracts which it elects to have cancelled upon Closing; provided, however, that Buyer expressly agrees to assume all Contracts that are not cancellable by their terms or which cannot be terminated without cost or penalty to Seller.  Seller agrees to give appropriate notices of termination of the Contracts which Buyer timely notifies Seller it wants cancelled, but only to the extent termination is permitted thereunder without penalty to Seller. At Closing, Seller shall assign and Buyer shall assume all Contracts that have not terminated as of the Closing Date, including without limitation, any remaining rights and obligations under Contracts under which the notice required to terminate such Contracts, though delivered, will not have run prior to Closing. All existing agreements for management of the Property shall be terminated at Closing.

(d)    Right of Termination. Buyer shall deliver written notice on or before 5:00 pm (Eastern) on the last day of the Inspection Period pursuant to which Buyer shall elect to consummate the purchase of the Property in accordance with this Agreement (the “Feasibility Notice”); provided, however, that if Buyer determines that the Property is not suitable in Buyer’s sole discretion, then Buyer may terminate this Agreement by its failure to deliver the Feasibility Notice in a timely manner in which case this Agreement shall be null and void for all purposes (except for provisions that expressly survive hereunder) and the Deposit (subject to Section 3(e)) shall be returned to Buyer and the Hard Deposit (subject to Section 3(e)) disbursed to Seller. In the event that Buyer delivers a Feasibility Notice prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived its right to terminate under this Section 5(d) and the entire Deposit shall be non-refundable to Buyer except as otherwise set forth in this Agreement.

6.Condition of Title.

(a)     Commitment to Insure. Within one (1) business day after the Effective Date, Seller shall deliver to Buyer a copy of Seller’s Owner’s Policy issued by First American Title Insurance Company effective January 2, 2009. Buyer shall promptly order a commitment from the Title Company (the “Title Commitment”) to provide a standard owner’s title insurance policy for the Property in an amount equal to the Purchase Price, together with copies of all instruments identified as exceptions therein. Within one (1) business day after the Effective Date, Seller shall deliver to Buyer a copy of that certain ALTA/ACSM Land Title Survey of the Property last updated December 18, 2008 (the “Existing Survey”). Buyer, at its option and expense, may obtain a new survey, or an update of the Existing Survey of the Real Property (the “Survey”).

(b)    During the Inspection Period, Buyer shall review title to the Real Property as disclosed by the Title Commitment and, if obtained, the Survey. If Buyer objects to any exceptions to title or other matters shown on the Title Commitment or the Survey, Buyer may deliver notice of its objections to such exceptions and matters (“Buyer’s Title/Survey Objections”) to Seller prior to the expiration of the Inspection Period. Seller will have three (3) Business Days from the date Buyer delivers any such notice to Seller to deliver notice to Buyer that it will cure Buyer’s Title/Survey Objections prior to Closing or that Seller elects not to cure such Buyer’s Title/Survey Objections. If Buyer does not deliver a notice of any Buyer’s Title/Survey Objections, then Buyer shall be deemed to have accepted all exceptions to title identified in the Title Commitment and the Survey (other than Seller Liens, which will be removed from title by Seller pursuant to this Section 6(b) and which need not be objected to by Buyer). If Seller elects not to cure Buyer’s Title/Survey Objection (Seller’s failure to respond within three (3) business days to Buyer’s Title/Survey Objections shall be deemed a refusal to cure), Buyer may, within three (3) Business Days after its receipt of Seller’s election not to cure Buyer’s Title/Survey Objections, elect by delivery of written notice thereof to Seller to (i) terminate this Agreement in which event the entire Deposit (including the Hard Deposit) shall be returned to Buyer by Escrow Holder and thereupon this Agreement shall be null and void and of no further force and effect, and neither Buyer nor Seller shall have any further liabilities or obligations to the other, except as otherwise set forth in this Agreement, or (ii) consummate the transactions contemplated by this Agreement despite such exceptions (which shall be deemed Permitted Exceptions). For purposes of this Agreement, the term “Permitted Exceptions” means those exceptions to title set forth in the Commitment or the Survey that have been accepted (or deemed accepted) by Buyer in accordance with this Section 6(b), provided that “Permitted Exceptions” shall expressly include all deeds to secure debt that do not appear on Seller’s existing owner’s policy of title insurance that were not created by Seller or during Seller’s ownership of the Property. It shall be a condition of Buyer’s obligation to consummate closing that at closing the Title Company will issue at standard rates to Buyer a full coverage owner’s title insurance policy (2006 ALTA form) for the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).

Seller shall have no obligation to cure Buyer’s Title/Survey Objections except that Seller must satisfy and remove liens of an ascertainable amount created by Seller (including, but not limited to, mortgages, deeds of trust, mechanics’ liens materialmens’ liens, judgment liens, etc.), which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company (“Seller Liens”). Seller further agrees to remove any exceptions or encumbrances to title which are created by Seller after the Effective Date of this Agreement without Buyer’s written consent. Buyer may terminate this Agreement and receive a refund of the entire Deposit (including the Hard Deposit) if the Title Company revises the Title Commitment after the expiration of the Inspection Period to add or modify material exceptions, if such additions or modifications are not acceptable to Buyer and are not removed by the Closing Date. Seller shall execute at Closing an affidavit for the benefit of the Title Company in the form attached hereto as Exhibit B. The Title Policy may be delivered after Closing if that is customary in the locality.

7.Delivery of Possession. Actual sole and exclusive physical possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases, claims to or rights of possession other than the rights of tenants under Leases by delivery of the keys to the Property and Seller’s special or limited warranty deed (the “Deed”) in the form attached hereto as Exhibit C, and Seller’s bill of sale in the form of Exhibit D to this Agreement duly executed and acknowledged by Seller (the “Bill of Sale”).

8.Apportionments. All property related items of income and expense, including but not limited to the following, shall be apportioned between Seller and Buyer as of 11:59 p.m. on the day prior to the Closing Date (the “Pro Ration Date”) as follows:

(a)Real Estate Taxes. All real estate taxes, charges and assessments affecting the Real Property (collectively, “Taxes”) shall be prorated on a per diem basis as of the Pro Ration Date, disregarding any discount or penalty and on the basis of the actual fiscal year of the authority levying the same, and Buyer shall assume liability for payment of Taxes accruing in the year in which Closing occurs that remain unpaid at Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re‑adjusted immediately when and if final bills are issued. After the expiration of the Inspection Period, Seller shall not file any tax appeals with respect to the Property without Buyer’s consent. This provision shall expressly survive Closing and the recordation of the Deed. Seller shall be responsible for, and shall pay on or prior to the Closing Date: (i) any delinquent Taxes, and (ii) any assessments for improvements completed prior to the Closing Date, whether assessment therefor has been levied or not.

(b)Rents.     Rents and other income and revenue relating to the Property and collected by Seller for the month in which Closing occurs shall be deemed earned ratably on a per diem basis and shall be prorated as of the Pro Ration Date. Amounts collected by Seller prior to the date of Closing as rent for each day occurring after the Pro Ration Date and all other prepaid amounts shall be credited to the Buyer at Closing. Rents, income and other revenue relating to the Property that is uncollected as of the Closing Date shall not be prorated on the Closing Date. All such amounts collected by Seller or Buyer from tenants or other payors after Closing, net of collection costs, shall be paid over and applied in the following order of priority: (i) first, on account of rents and other sums due to Seller and Buyer (and pro‑rated between them as of the Pro Ration Date) for the month in which Closing occurs; (ii) then, on account of rents and other sums due to Buyer after Closing; and (iii) thereafter, on account of rents and other sums due to Seller for any month prior to the month of Closing.

(c)Other. All normal and customarily proratable items including without limitation operating expenses, personal property taxes, minimum water and sewer rentals, payments due under the Contracts which are to be assigned to Buyer, prepaid license fees and other charges for licenses and permits for the Real Property which will remain in effect for Buyer’s benefit after Closing and municipal rubbish removal charges (but specifically excluding any prepaid fees or similar amounts previously paid to Seller), shall be apportioned pro rata between Seller and Buyer on a per diem basis based upon a calendar year.

(d)Security Deposits. The total sum of all tenant security deposits (including, but not limited to, pet security deposits), together with all interest earned thereon as of the Closing Date which Seller is obligated to pay to tenants, shall be transferred to Buyer at Closing by operation of a credit against the Purchase Price.

(e)Utility Meter Readings. Seller shall obtain readings of the water, electric, gas and other utility meters servicing the Real Property (other than meters measuring exclusively utility consumption which is to be paid in full by tenants under Leases) to a date no sooner than two (2) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings, adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. If Seller is unable to obtain readings of any meters prior to the Closing Date, Closing shall be completed without such readings and upon the obtaining thereof, Seller shall pay the charges incurred prior to the Closing Date as reasonably determined by both Buyer and Seller based upon such readings, and at Closing, Seller shall deposit with the Title Company an amount reasonably estimated to represent the anticipated obligation of Seller under this sentence.

(f)RUBS. In addition to any other prorations described in this Agreement, any ratio utility billing systems (“RUBS”) applicable to the Property, for the following categories of utilities and other reimbursements: (i) electricity, (ii) gas, (iii) water / sewer, (iv) trash, (v) pest control and (vi) other, attributable to the uncollected or trailing collections two calendar months prior to Closing will be reflected as a credit to Seller at Closing and will be calculated for closing purposes on the uncollected or trailing collections monthly periods based on the monthly average actual trailing RUBS for six months prior to Closing according to the income statements prepared by Seller and provided to Buyer.  A subsequent cash adjustment of RUBS between Seller and Buyer will be made when actual figures are available, but in all events within 90 days after the Closing Date.  Seller and Buyer each agree to provide such information as the other may reasonably request regarding RUBS and the billing, collection, and payment thereof.

(g)True-up. Subsequent to the Closing, if at any time during the six (6) month period following Closing the actual amount of any pro-rated items that were based upon estimations at Closing, including without limitation, utilities and other operating expenses with respect to the Property for the month in which the Closing occurs, are determined, the parties agree to adjust the proration of utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. For clarification, this Section 8(g) shall not apply to Taxes, Rents or RUBS which shall be pro-rated and paid under Sections 8(a), 8(b) and 8(f) respectively.

(h)Closing Costs. Seller shall pay (i) ½ of all escrow fees; (ii) all of Seller’s legal costs and expenses; and (iii) all realty transfer taxes imposed on the Deed and the conveyance of the Real Property, including without limitation, all state and local transfer taxes and recordation charges. Buyer shall pay (i) all title insurance costs and expenses, including without limitation, title search and exam, policy premiums and cost of endorsements (ii) cost of the Survey,

(iii) ½ of all escrow fees, (iv) all costs, fees, recordation taxes and assessments with respect to any financing of Buyer, (v) all fees, costs and expenses required to convey any Warranty to Buyer at Closing, and (vi) Buyer’s legal costs and expenses. All other costs and expenses incurred in connection with the transaction contemplated hereby and not specifically allocated herein shall be paid by the party incurring the same.

(i)Rent Ready Credit. Not more than forty eight (48) hours prior to Closing (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $1,000 per unit. As used herein, “‘rent ready’ condition” shall mean ready for occupancy, equipped with working appliances, cleaned and freshly painted, if applicable.

(j)One-Time Payments. Any one-time or other non-refundable fees, royalties or other payments made or paid to the owner of the Real Property under any contract assumed by Buyer at Closing (including, but not limited to, any payments made to the owner of the Property under any cable agreement) (“One-Time Payments”) shall be not be apportioned pro rata between Seller and Buyer and Buyer shall not receive any credit from Seller at closing for any portion of any One-Time Payment attributable or allocable to any period of time from and after Closing.

(k)Any credit due to Buyer pursuant to Section 8 shall be applied as a credit against the Purchase Price, and any credit due to Seller pursuant to Section 8 shall be paid by Buyer to Seller at Closing as an addition to the Purchase Price.

9.Property Condition. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, THE PROPERTY IS BEING SOLD IN AN “AS IS,” “WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE EFFECTIVE DATE, SUBJECT TO NORMAL WEAR AND TEAR AND DAMAGE BY FIRE OR OTHER CASUALTY AS SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED AND/OR UNDERTAKEN BY SELLER OR BY ANY PARTNER, OFFICER, DIRECTOR, PERSON, FIRM, AGENT, ATTORNEY OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO, CONCERNING OR WITH RESPECT TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NONCOMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING, HANDICAPPED ACCESSIBILITY, OR DEVELOPMENT LAWS, CODES, RULES AND REGULATIONS); THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (III) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED WITHIN THE PROPERTY; (IV) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (V) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (VI) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY

OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF; OR (VII) WHETHER THE PROPERTY CONTAINS ASBESTOS OR ANY OTHER HARMFUL, HAZARDOUS OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME, OR THE CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, WATER, SOIL, AND GEOLOGY. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT. BUYER SHALL NOT RELY UPON ANY STATEMENT OR REPRESENTATION BY OR ON BEHALF OF SELLER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, BUYER WAIVES AND RELEASES SELLER FROM ANY PRESENT OR FUTURE CLAIMS ARISING FROM OR RELATING TO THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, OR ANY OTHR HARMFUL, HAZARDOUS OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER OR ON ACCOUNT OF (I) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME; (II) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO ENVIRONMENTAL MATTERS OF ANY KIND; OR (III) THE COMMON LAW. THE TERMS AND PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING HEREUNDER.

BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY. BUYER IS ACQUIRING THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, WITHOUT REPRESENTATION OR WARRANTY BY SELLER OR ANY OF ITS REPRESENTATIVES OR AGENTS AS TO ANY MATTERS WHATSOEVER EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR HEREAFTER DISCOVERED, SHALL AFFECT BUYER’S OBLIGATIONS HEREUNDER, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY RIGHT OF DAMAGES, RESCISSION OR OTHERWISE AGAINST SELLER EXCEPT FOR RIGHTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

10.Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer, which representations and warranties are true and correct as of the Effective Date (the “Seller Representations”):

(a)    Seller is a limited liability company, duly formed, validly existing, in good standing under the laws of the State of Delaware and qualified to do business in the State of Georgia, with all legal power and authority to undertake, observe and perform all of Seller’s agreements and obligations hereunder.

(b)    Seller has full power, authority and legal right to execute, deliver and comply with this Agreement, and all actions of the Seller and other authorizations necessary or appropriate for the execution and delivery of and compliance with this Agreement have been taken or obtained and this Agreement constitutes the valid and legally binding obligation of the Seller enforceable against it in accordance with its terms; and the individual executing this Agreement and each of the documents executed in connection herewith on behalf of the Seller has the power and authority to do so. This Agreement and all documents executed by Seller that are to be delivered to Buyer at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, and (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller is a party; and

(c)    No consents are required to be obtained from, and no filings are required to be made with, any governmental authority or third party in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

(d)    Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(e)    To the best of Seller’s knowledge, the Rent Roll attached hereto as Exhibit E is true, correct and complete in all material respects. Seller has the sole right to collect rent under each Lease and such right has not been assigned, pledged, hypothecated or otherwise encumbered, except for an assignment as security for the payment of any indebtedness to any existing mortgage holder of the Property that Seller shall discharge and release at or prior to settlement hereunder.

(f)    As of the Effective Date, Seller has received no written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions with respect to the Property except for matters fully covered by Seller’s current insurance policies that shall remain Seller’s responsibility from and after Closing.

(g)    To Seller’s knowledge, Seller has received no written notice of any material default under any of the Contracts that will not be terminated on the Closing Date.

(h)    As of the Effective Date, Seller has received no written notice (that remains uncured) from any government agency, or any other person or entity, stating that Seller, the construction of the Improvements or the operation or use of the Property to be in violation of any law, ordinance, regulation, or order.

(i)    To the best of Seller’s knowledge, no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or threatened against Seller.

(j)    Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action and does not, to its actual knowledge, engage in any dealings or transactions or be otherwise associated with such persons or entities.

(k)    Seller has no employees working at the Property and the consummation of the transaction contemplated hereby will not subject Buyer to any obligation or liability under any pension plan or any labor agreement.

(l)    To the best of Seller’s knowledge, there are no Contracts relating to the Property other than the Contracts delivered to Buyer pursuant to Section 5(b) of this Agreement. Exhibit K identifies any Contract that cannot, by its terms, be terminated on 30 days’ notice or less without a penalty.

(m)    To the best of Seller’s knowledge, there are no environmental reports for the Property in Seller’s possession or control other than the environmental reports delivered to Buyer pursuant to Section 5(b) of this Agreement.

(n)    To the best of Seller’s knowledge, the Aged Delinquency Report attached hereto as Exhibit L is true, correct and complete in all material respects as of the date shown thereon.

Seller and Buyer agree that Seller’s Representations shall survive Closing for a period of nine (9) months (the “Survival Period”) and Seller shall have no liability after the Survival Period with respect to any claims regarding any Seller’s Representations not asserted by Buyer prior to the expiration of such period. Any representations or warranties made to “Seller’s knowledge” shall not be deemed to imply any duty of inquiry. Notwithstanding any provision herein to the contrary, from and after Closing, Seller shall in no event have any liability for any claims by Buyer of any breach of any Seller Representations in excess of Ninety Thousand Dollars ($90,000,000) in the aggregate, including court costs and reasonable attorneys’ fees for enforcement.

11.Representations and Warranties of Buyer. Buyer, to induce Seller to enter into this Agreement and to complete Closing, makes the following representations and warranties to Seller, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Closing Date in all respects as though such representations and warranties were made both at and, as of the date of this Agreement, and except as otherwise set forth herein, at and as of the Closing Date.

(a)    Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and prior to the closing will be qualified to do business in the State of Georgia, with all legal power and authority to undertake, observe and perform all of Buyer’s agreements and obligations hereunder.

(b)    Buyer has full power, authority and legal right to execute, deliver and comply with this Agreement, and all actions of the Buyer and other authorizations necessary or appropriate for the execution and delivery of and compliance with this Agreement have been taken or obtained and this Agreement constitutes the valid and legally binding obligation of the Buyer enforceable against it in accordance with its terms; and the individual executing this Agreement and each of the documents executed in connection herewith on behalf of the Buyer has the power and authority to do so. This Agreement and all documents executed by Buyer that are to be delivered to Seller at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer, and (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Buyer is a party.

(c)    No consents are required to be obtained from, and no filings are required to be made with, any governmental authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

(d)    Neither Buyer nor any of its affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action and does not, to its actual knowledge, engage in any dealings or transactions or be otherwise associated with such persons or entities.

(e)    Buyer acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA"). The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Except as expressly set forth in this Agreement or in any Closing Document: (i) Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state or local law), (ii) Seller expressly disclaims any such representation; and (iii) Buyer acknowledges that it is solely responsible for determining whether the Property complies with the ADA and the FHA. The provisions of this Section 11(e) shall survive indefinitely the Closing or earlier termination of this Agreement and shall not be merged into the Deed or other closing documents.

(f)    It is expressly acknowledged by Buyer that this transaction is not subject to any financing contingency and no financing for this transaction shall be provided by Seller.

(g)    Buyer is a sophisticated and experienced Buyer of commercial properties including without limitation, apartment projects, and has participated in and is familiar with the acquisition, development, redevelopment, ownership, management, and operation of real estate projects similar to the Property. Buyer has or will have under the terms of this Agreement adequate opportunity to complete and will have completed all physical, financial, legal and regulatory investigations and examinations relating to the Property that it deems necessary, and will acquire the same solely on the basis of such investigations and examinations and the title insurance protection afforded by the Title Policy and not (except as otherwise set forth in this Agreement or in any Closing Document) on the basis of any information provided or to be provided by Seller.

12.Operations Prior to Closing. Between the date of the execution of this Agreement and Closing:

(a)    Operations and Management. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property, substantially in the same manner as it did before the Effective Date. Seller shall maintain the physical condition of the Property in substantially its current condition, reasonable wear and tear and damage by fire and other casualty excepted.

(b)    Compliance with Obligations. Seller shall comply in all material respects with the obligations of Seller under the Leases, the Contracts and all other agreements and contractual arrangements by which

Seller and/or the Property are bound or affected. Seller shall maintain its current insurance policy in full force and effect and shall pay all required premiums and other charges.

(c)    New Contracts. Seller shall not enter into any contract for or on behalf of or affecting the Property which cannot be terminated upon no more than thirty (30) days’ notice and without charge, cost, penalty or premium (and Seller shall notify Buyer of any such contract), and Seller shall not renew, fail to give a notice which, in the absence of which, will result in an automatic renewal of, modify, cancel or terminate any Contracts except in accordance with Section 5(c).

(d)    Leases. Seller shall not enter into any new or renewal Leases other than in accordance with its current leasing parameters and procedures.

(e)    Personal Property. Seller shall not remove any item of Personal Property from the Land or Improvements unless it is replaced by a comparable item of Personal Property.

(f)    Notices. Seller shall promptly provide Buyer with copies of all written notices received by Seller after the Effective Date which (i) assert any breach of Leases, Contracts, laws, rules, regulations, covenants or permits applicable to the Property, or (ii) relate to any litigation or other proceedings affecting the Property.

(g)    Management Agreements. Prior to the Closing Date, Seller, at Seller’s sole cost and expense, shall terminate any management agreements relating to the Property (and provide evidence of such termination to Buyer).

(h)    Liens. Without Buyer’s written consent in each case, which shall not be unreasonably withheld, conditioned or delayed, Seller will not grant, create, assume or permit to be created any mortgage, lien, encumbrance, easement, right-of-way or restriction upon the Property or voluntarily take or permit any action adversely affecting the title to the Property as it exists on the Effective Date.

13.Casualty.

(a)    Destruction. Until Closing, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (a “Casualty”). If at any time prior to the Closing Date any portion of the Property should sustain damage by a Casualty, Seller shall promptly give written notice (“Casualty Notice”) thereof to Buyer, which notice shall include Seller’s estimate of the time and cost necessary to repair or remedy the damage caused by such Casualty. If the Property is the subject of a Casualty which is material, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller and Escrow Holder given within ten (10) days after receipt of a letter from Seller’s insurance adjuster confirming the cost of restoring the Improvements). For purposes hereof, a “material” Casualty is one where (i) the cost of restoring the Improvements to their condition prior to the Casualty, as determined by Seller’s insurance adjuster, will equal or exceed One Million Dollars ($1,000,000); or (ii) ten percent (10%) or more of the units at the Property are rendered un-rentable. If Buyer does not terminate this Agreement, or if the Casualty is not “material”, the proceeds of any insurance with respect to the Property paid to Seller between the date of this Agreement and the Closing Date shall be paid over to Buyer at the time of Closing (less any amount expended by Seller under Section 13(b) below) and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing, and the amount of the deductible required to be paid under the

Seller’s applicable insurance policy or policies will be paid to Buyer through a credit on the settlement statement, without in any manner affecting the Purchase Price.

(b)    Repairs. If the Property is the subject of a Casualty, but Buyer does not terminate this Agreement pursuant to the provisions of Section 13(a) above, then Seller shall cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property prior to the Closing Date. Seller shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date for the cost of all such repairs made pursuant to this Section 13(b). Except for the obligation of Seller to repair the Property set forth in this Section 13(b), Seller shall have no other obligation to repair any Casualty, damage or destruction in the event Buyer does not elect to terminate this Agreement pursuant to the provisions of Section 13(a), and in such event, Buyer shall accept the Property at Closing as damaged or destroyed by the Casualty.

14.Eminent Domain. If any condemnation or eminent domain (a “Taking”) affects all or any part of the Property prior to Closing, or if any proceeding for a Taking is commenced prior to Closing, or if notice of the contemplated commencement of a Taking is given prior to Closing, Seller shall deliver written notice of such Taking to Buyer and Buyer, to the extent such Taking is material, shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller within ten (10) days after receipt by Buyer of written notice from Seller of the Taking). If Buyer does not terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or damages received by Seller, and Seller shall, at Closing, be deemed to have assigned to Buyer all of Seller’s right, title and interest in and to any awards or damages to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of the Property or any portion thereof.

15.Items to be Delivered at Closing.

(a)    By Seller. At Closing, Seller shall deliver to Buyer the following:

(i)    Deed. The Deed;

(ii)    Bill of Sale. The Bill of Sale for the transfer of the Personal Property;

(iii)    Assignments of Leases and Contracts. Assignments in the form of Exhibit F and Exhibit G, respectively, of Seller’s interest in the Leases and the Contracts (to the extent not required to be terminated before Closing) to be assigned to Buyer, assigning to Buyer or Buyer’s assignee all of the lessor’s and Seller’s rights, title and interest in the Leases and such Contracts;

(iv)    Assignment of Websites. Any additional assignment required in order to assign any Website to Buyer;

(v)    Termination of Management Agreement. A termination of the current property management agreement for the Property;

(vi)    Keys. All keys, security cards and security codes to the Property in Seller’s possession;
(vii)    Affidavits and Forms. (A) affidavit(s) of title reasonably required by the Title Company to delete the so-called “standard exceptions” (other than the standard survey exceptions) and date the Title Policy as of the date of Closing; (B) Form PT-61 Real Estate Transfer Tax Declaration Form, (C) Brokerage Affidavit waiving liens per Section 44-14-600 of the Georgia Code, (D) Seller’s Affidavit of Residence per Section 48-7-128 of the Georgia Code or Affidavit of Seller’s Gain, as applicable; (E) a Gap Indemnity in a form required by the Title Company;

(viii)    Updated Rent Roll. A Rent Roll in the form of Exhibit E setting forth the rents and other charges and payments due from tenants under the Leases, dated as of the Closing Date and certified by Seller as true and correct as of the Closing Date in all material respects;

(ix)    Plans and Specifications; Property Documents. To the extent in Seller’s possession or control, (A) all plans and specifications for the improvements which constitute a part of the Property and all alterations and additions thereto, and project manuals for the Property; (B) original copies of all Leases and also any Contracts assumed by Buyer; (C) originals or copies of all certificates of occupancy for all of the Improvements; and (D) any site plans and floor plans of the Property (both in .eps format) and any high resolution photographs of the Property (in .jpeg format);

(x)    Books and Records. Duplicate copies of all books, records and operating reports in Seller’s possession which are necessary to insure continuity of operation of the Property;

(xi)    FIRPTA. A form as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) in the form attached as Exhibit H hereto;

(xii)    Tenant Notice Letter. A letter to the tenants of the Property indicating that the Property has been sold to Buyer and directing that all future rental payments be sent to Buyer in the form attached as Exhibit I hereto (the “Tenant Notice Letter”);

(xiii)    Settlement Statement. A settlement statement setting forth the Purchase Price, closing adjustments and prorations to the Purchase Price, and the application thereof at Closing, executed by Seller (the “Settlement Statement”);

(xiv)    Certificate of Representations and Warranties. A certificate in the form attached hereto as Exhibit J, duly executed by Seller (the “Update Certificate”);

(xv)    Resolutions. Such resolutions and certificates as the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto; and

(xvi)    Other Documents. Any other documents required by the Title Company in connection with the issuance of the Title Policy or pursuant to any other provisions of this Agreement.

(b)    By Buyer. At Closing, Buyer shall deliver to Seller the following:

(i)    Purchase Price. The balance of the Purchase Price;

(ii)    Assumption Agreements. Assumption agreements, in the form of Exhibit F and Exhibit G respectively, of the Leases and of the Contracts to be assigned to Buyer, duly executed and acknowledged by Buyer;

(iii)    Settlement Statement. The Settlement Statement, duly executed by Buyer;

(iv)    Resolutions; Title Company Affidavits, Etc. Such resolutions and certificates as the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto and all affidavits, indemnities and other agreements required by the Title Company; and

(v)    Other Documents. Any other document required by the Title Company in connection with the issuance of the Title Policy or pursuant to any other provisions of this Agreement.

16.Brokerage. Buyer and Seller represent and warrant to the other that it has dealt with no broker, finder or other intermediary in connection with this sale other than Holliday Fenoglio Fowler, LP (“Broker”). Seller agrees to pay all brokerage commissions due to Broker in connection herewith. Buyer and Seller each agree to indemnify, defend and hold the other harmless from and against all claims, demands, causes of action, loss, damages, liabilities costs and expenses (including without limitation attorneys’ fees and court costs) which the indemnified party may incur arising by reason of the above representation being false.

17.Conditions Precedent. The obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions:

(a)    As of the Closing Date, all of Seller's representations and warranties shall be true and correct in all material respects in accordance with the Update Certificate;

(b)    Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller at or prior to Closing;

(c)    On the Closing Date, Seller’s title to the Property shall be good of record and in fact, and free and clear of all mortgages, liens, encumbrances, easements, leases, conditions and other matters affecting title other than the Permitted Exceptions.

(d)    On the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority that relates to the Property that seeks to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein.

If any condition set forth in this Section 17 is not fully satisfied on or before the Closing Date, Buyer shall have the right, in addition to any rights that Buyer may have under Section 3(b), to terminate this Agreement by notice to Seller, in which event the Deposit (excluding the Hard Deposit), and all obligations of the parties under this Agreement shall terminate except for those that expressly survive termination of this Agreement.

18.Confidentiality. Buyer shall not disclose any Confidential Information (as defined below) to any party other than (a) persons within Buyer’s organization, Buyer’s affiliates, persons who may invest in, or co-purchase with Buyer, or person with which Buyer has contracted, including attorneys, accountants, appraisers, engineers, environmental consultants and other professionals engaged for this contemplated transaction who are advised of the confidential nature of the Confidential Information, (b) potential lenders and agents of potential lenders who are advised of the terms of this Agreement related to the Confidentiality Information, (c) as necessary to consummate the terms of this Agreement or any financing relating thereto, and (d) subject to the last sentence of this paragraph, as required by law or court order. “Confidential Information” means the terms of this Agreement and all due diligence information (including the Documents) provided to Buyer by Seller other than information of public record, information generally known to the public and information which Buyer obtains through a source other than information provided by Seller. Buyer will destroy any electronic or paper documents constituting the Confidential Information, or return it to Seller if appropriate, if the Closing does not occur or this Agreement is terminated by Buyer or Seller before Closing. The confidentiality provisions of this Section 18 shall not apply to any disclosures made by Buyer as required by law, by court order, or in connection with any subpoena served upon Buyer; provided Buyer shall provide Seller with written notice before making any such disclosure. Buyer’s obligations under this Section 18 shall survive termination of this Agreement. Seller and Buyer each agrees that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, such consent not to be unreasonably withheld, conditioned or delayed.

19.No Other Representations. Buyer acknowledges that neither Seller nor anyone acting, or purporting to act, on behalf of Seller, has, except as expressly set forth in this Agreement or in any Closing Document, made any representation or warranty with respect to the Property.

20.Assignability. Buyer shall not have the right to assign its interest in this Agreement without Seller’s advance written consent, which consent may be withheld in Seller’s sole and absolute discretion. Buyer hereby agrees that any assignment by Buyer, if consented to by Seller, shall not relieve Buyer of its obligations and liabilities hereunder. Additionally, it shall be a condition of any such assignment that the assignee assumes, in a written instrument delivered to Seller (in form and content reasonably acceptable to Seller), all obligations of Buyer hereunder. Seller’s approval of any assignment of Buyer’s interest in this Agreement shall not constitute a waiver of Seller’s right to approve any subsequent assignments.

Notwithstanding the terms of this Paragraph 20, Buyer shall have the right to assign its rights and obligations under this Agreement to an affiliate of Buyer. Buyer’s right to assign this Agreement shall be subject to execution by Buyer and the assignee of a form of assignment agreement reasonably acceptable to Seller. Buyer shall give notice of any such proposed assignment to Seller not less than five (5) days prior to the scheduled the Closing Date. Upon such assignment, the assignee shall succeed to all of the rights of Buyer under this Agreement (including without limitation Buyer’s rights with respect to the Deposit) and shall assume all of Buyer’s obligations under the Agreement. No such assignment shall relieve Buyer of any liability under the Agreement in the event of a default by Buyer or its assignee.

21.Notices.

(a)    All notices, demands, requests or other communications from each party to the other required or permitted under the term of this Agreement shall be in writing and, unless and until otherwise specified in a written notice by the party to whom notice is intended to be given, shall be sent to the parties at the following respective addresses:

if intended for Buyer:        Edge Residential Woodland Hills, LLC
c/o Edge Principal Advisors, LLC
1700 Broadway, 38th Floor
New York, NY 10019
Attention: Matthew Ross
Facsimile No.: (212) 547-2844
Email: mross@edgeprincipal.com

With a copy to:            Arent Fox LLP
1717 K Street, N.W.
Washington, DC 20006
Attn: Thomas R. Castiello, Esq.
Facsimile No.: (202) 857-6395
Email: thomas.castiello@arentfox.com

if intended for Seller:        RRE Woodland Hills Holdings, LLC
c/o Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attn: Sam Zell, Transaction Manager
Facsimile No.: (215) 761-0457
Email: szell@resourcerei.com

With a copy to:            Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attn: Shelle Weisbaum, General Counsel
Facsimile No.: (215) 761-0452
Email: sweisbaum@resourcerei.com

And with a copy to:        Ledgewood, P.C.
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attn: Stacy C. Bedwick, Esquire
Facsimile No.: (215) 735-2513
Email: sbedwick@ledgewood.com

Notices may be given on behalf of any party by its legal counsel.

(b)    Each such notice, demand, request or other communication shall be deemed to have been properly given for all purposes if (i) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party’s address as set forth above or (ii) delivered via facsimile transmission to the facsimile number listed above or via electronic mail to the email address listed above, provided, however, that if such communication is given via facsimile transmission or email, an original counterpart of such communication shall concurrently be sent in the manner specified in clause (i) above.

(c)    Each such notice, demand or request shall be deemed to have been given upon the earlier of (i) actual receipt or refusal by the addressee or (ii) deposit thereof with the courier if sent pursuant to section (b)(ii) above.
22.Additional Escrow Provisions.

(a)    Deposit. Title Company agrees to deposit the Deposit in an interest bearing account, subject to the receipt from Buyer of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Upon written notification from Seller or Buyer in accordance with the terms of this Agreement, Title Company shall release the funds in accordance with and pursuant to the written instructions. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Title Company to justify its doing so, Title Company shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

(b)    Escrow Holder. Seller and Buyer covenant and agree that in performing any of its duties under this Agreement, Title Company shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Holder hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, Title Company shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(c)    Indemnity. Seller and Buyer hereby agree to indemnify and hold harmless Title Company against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys' fees and disbursements which may be imposed upon or incurred by Title Company in connection with its serving as Escrow Holder hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. The provisions of this Section shall survive termination of this Agreement.

23.Miscellaneous.

(a)    Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior or other negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written, which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought. This Agreement shall be governed by and construed under the laws of the State where the Real Property is located.

(b)    Liability. Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations.  The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. This provision shall expressly survive Closing and recordation of the Deed or termination of this Agreement.

(c)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

(d)    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

(e)    Gender, etc. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories. Electronically transmitted counterparts of this Agreement or signature pages hereof shall have the same force and effect as originals.

(g)    Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

(h)    No Waiver. Neither the failure nor any delay on the part of either party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(i)    Headings. The headings incorporated in this Agreement are for convenience in reference only, are not a part of this Agreement and do not in any way limit or add to the terms and provisions of this Agreement.

(j)    Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative or counsel drafted such provision.

(k)    Time. Time is of the essence of this Agreement. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. Eastern time of the next full business day. For the purposes of this Section, the term “holiday” shall mean a day other than a Saturday or Sunday on which banks are closed in (i) the state in which the Real Property is located, (ii) Philadelphia, Pennsylvania; or (iii) New York, New York.

(l)    Attorney’s Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney’s fees. For purposes of this Agreement, “prevailing party” shall include, without limitation, a party obtaining substantially the relief sought, whether by compromise, settlement or otherwise.

(m)    No Recording of Agreement. Neither Seller nor Buyer shall cause or permit this Agreement to be filed of record in any office or place of public record and, if Buyer or Seller shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to the Real Property.
(n)    Negotiations. Seller shall have the right at all times prior to the expiration of the Inspection Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third party; provided, however, that such communications are subject to the terms of this Agreement and that Seller shall not enter into any contract with a third party for the sale of the Property unless such contract is contingent on the termination of this Agreement without the Property having been conveyed to Buyer.

(o)    WAIVER OF JURY TRIAL. BUYER AND SELLER EACH WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALING OF THE BUYER AND SELLER IN RESPECT OF THIS AGREEMENT OR RELATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR LATER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BUYER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SELLER OR BUYER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BUYER AND SELLER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY

(p)    Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective deeds, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement.

(q)    No Assumption of Liability. Except for those liabilities and obligations that Buyer accepts as provided in this Agreement, Buyer is not assuming any of the debts, liabilities or other obligations of, or claims against, Seller of any kind or nature whether direct or contingent and whether known or unknown.

(r)    1031 Exchange. Buyer or Seller may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, fee title in the Project. Each of Buyer and Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Reg. §1.1031(k)-1(g)(4) on or before Closing and each party hereby agrees to fully cooperate with the other party, at no cost to such party, in the furtherance of any such like-kind exchange pursuant to Code §1031 contemplated by either party hereto.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as a sealed instrument as of the day and year first above written.

SELLER:

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By: RCP Woodland Hills Manager, LLC, a Delaware limited liability company, its manager

By:        (SEAL)
Name:
Title:

BUYER:

EDGE RESIDENTIAL WOODLAND HILLS, LLC,
a Delaware limited liability company

By:        (SEAL)
Name:
Title:

Taxpayer ID Number:

JOINDER OF ESCROW HOLDER

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, the Escrow Holder named in the annexed Agreement, hereby agrees to be bound by the provisions of the annexed Agreement relating to the holding and disbursement of all monies paid to the undersigned in escrow, and to disburse such sums strictly in accordance with the terms of the Agreement.

Intending to be legally bound, the undersigned has caused this Joinder to be executed by its duly authorized representative the ____day of January, 2015.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

[LEGAL DESCRIPTION OF REAL PROPERTY]

EXHIBIT B

FORM OF TITLE AFFIDAVIT

TITLE AFFIDAVIT

dated as of ____/_____/15

Re:    Seller/G’or:
RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company
Title Insurer:
Chicago Title Insurance Company, a NE corporation (“CTIC”)
CTIC Master #:
14005095
Commitment #:
GA-140437 issued by CTIC
Premises, each as legally described in respective Commitment:
Woodland Hills, 3471 North Druid Hills, Decatur, GA (Dekalb County)

Certifications:
The undersigned owner of the Premises hereby certifies the following to Title Insurer (as to its respective estate and/or interest in the Premises):

Mechanics Liens:
All labor, services or materials rendered or furnished within the last 180 days in connection with the Premises or with the construction or repair of any building or improvements on the Premises have been completed and paid for in full.

Possession:
To the knowledge of the undersigned, (a) the undersigned’s possession of the Premises has been peaceable and undisturbed and (b) the undersigned’s title to the Premises has never been disputed or questioned.

Unrecorded Easements:
To the knowledge of the undersigned, there are no easements or claims of easements not shown by the public records.

Tenants/Parties in Possession:
There are no tenants or other parties who are in possession or have the right to be in possession of said Premises other than tenants, having rights as tenants only, none of which have an option to purchase the Premises (“OTP”), right of first refusal to purchase the Premises (“ROFR”) or right of first offer to purchase the Premises (“ROFO”)

Taxes/Assessments:
To the knowledge of the undersigned, all taxes, assessments, water rents and/or charges, sewer rents and/or charges, sewer hook-up charges, fire service, gas charges, common charges (i.e. condominium or association charges or dues) and other municipal charges that would constitute a lien and be currently due and payable have been duly paid.

Option to purchase the Premises (“OTP”), right of first refusal to purchase the Premises (“ROFR”) or right of first offer to purchase the Premises (“ROFO”):
The undersigned has not granted (and has no knowledge of) any unrecorded outstanding OTP, ROFR or ROFO.

Pending Contracts/Agreements:
But for the instant transaction, the undersigned has not entered into any contracts or agreement for the sale, disposition or encumbrance of all or part of the Premises.

Manager/Broker as to the Premises:
The undersigned has not entered into any agreement with (a) any real estate broker for the payment of a commission or similar fee relating to the purchase, sale or lease of the Premises and (b) any management firm for the payment of a management or similar fee relating to the management or operation of the Premises that will not be paid in connection with closing.

Covenants & Restrictions:
To the knowledge of the undersigned, (a) the undersigned has received no notice of past or present violations of any effective covenants, conditions or restrictions set forth in the Commitment (the “CC&Rs”) and (b) any charge or assessment provided for in any of the CC&Rs has been duly paid.

Bankruptcy:
No proceedings in bankruptcy or receivership have been instituted by or to the knowledge of the undersigned, against the undersigned (or its constituent entities) which are now pending, nor has the undersigned (or its constituent entities) made any assignment for the benefit of creditors which is in effect as to said Premises.

General Indemnification:
The undersigned hereby indemnifies and holds Title Insurer harmless against all loss or damage sustained by reason of the following:

Payoff Shortages:
Shortages in the payoff(s) to the existing lender(s) and/or lienholder(s), if any, as set forth in the Commitment. Furthermore, the undersigned hereby undertake(s) and agree(s) to promptly tender to the existing lender(s) and/or lienholder(s) any and all additional sums necessary to effectuate any such payoff(s) and to take such further action as is reasonably required to induce the existing lender(s) and/or lienholder(s) to discharge the relevant mortgage, lien and/or related security instrument(s), as the case may be.

Transfer Tax:

Shortages in transfer tax, intangibles tax and/or recording fees due or payable to the relevant recorder’s office in connection with the recordation of the Deed creating or supporting the estate or interest of the Buyer. Furthermore, the undersigned hereby undertake(s) and agrees to promptly tender to Title Insurer any and all additional sums necessary to effectuate the recordation thereof.

Mechanics Liens:
Mechanics liens, including any Notices of Commencement (“NOCs”) or Notices of Non-Responsibility (“NNRs”), as well as any lien,     or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law whether or not shown by the public     records.

Gap Indemnification:
Between the most recent Effective Date of the Commitment and the date of recording of the Insured Instrument(s) but in no event later than 10 business days from the date hereof (hereinafter, the “Gap Period”), the undersigned has not taken or allowed and will not take or allow any action to encumber or otherwise affect title to the Premises. In the event of any lien, encumbrance or other matter affecting title to the Premises in the Gap Period arising as a result of an act of the undersigned, the undersigned hereby indemnifies and holds Title Insurer harmless against any and all loss or damage sustained as a result thereof and further undertakes to take all necessary steps to discharge any such lien, encumbrance or other matter in a manner reasonably satisfactory to Title Insurer. The undersigned makes the foregoing assertion, indemnification and undertaking to induce Title Insurer to provide so-called “Gap Coverage” in its policy / policies of title insurance.

Further Assurances:
The undersigned hereby undertakes and agrees to fully cooperate with Title Insurer in correcting any errors in the execution and acknowledgment of the Insured Instrument(s).

Counterparts:
This document may be executed in counterparts.

Inducement and Indemnification:
The undersigned provides this document to induce Title Insurer to insure title to said Premises well knowing that it will do so only in complete reliance upon the matters asserted hereinabove and further, will indemnify and hold Title Insurer harmless against any loss or damage sustained as a result of any inaccuracy in the matters asserted hereinabove.

SEE ANNEXED SIGNATURE PAGE

SIGNATURE PAGE

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By:    _________________________________________
Name:    _________________________________
Title:    _________________________________

Subscribed and sworn to on _____/_____/15

____________________________________
Notary Public

EXHIBIT C

After recording return to:

LIMITED WARRANTY DEED

THIS LIMITED WARRANTY DEED, made as of this ___ day of _____________, 20__, by and between ___________________________________________, a _____________________________________________ (hereinafter referred to as "Grantor"), and _______________________________, a ______________________________(hereinafter referred to as "Grantee") (the terms Grantor and Grantee to include their respective successors, legal representatives, and assigns where the context hereof requires or permits).

W I T N E S S E T H: That,

Grantor, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS, and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt, adequacy, and sufficiency of which being hereby acknowledged, has granted, bargained, sold, and conveyed, and by these presents does hereby grant, bargain, sell, and convey unto Grantee, all those tracts or parcels being more particularly described in Exhibit A, attached hereto and incorporated herein by reference (the "Property").

TO HAVE AND TO HOLD the above-described Property, together with all and singular the rights, members, easements and appurtenances appertaining thereto, and all of Grantor's right, title, and interest in any public rights-of-way adjoining the Property, to the same being, belonging, or in any way appertaining, to the only proper use, benefit, and behoof of Grantee, forever, in FEE SIMPLE.

AND, SUBJECT TO any easements and other restrictions of record as of the date hereof insofar as they lawfully affect the Property, Grantor will warrant and forever defend the right and title to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, but not otherwise.

IN WITNESS WHEREOF, Grantor has executed this Limited Warranty Deed under seal as of the day and year first above written.

Signed, sealed and delivered in the presence of:

Unofficial Witness
__________________________________

Notary Public
__________________________________

My Commission expires: ________________

          [NOTARIAL SEAL]

GRANTOR:

_____________________________________, a __________________________________

By: __________________________________
Name:________________________________
Title:_________________________________

Attest:_________________________________
Name:_________________________________
Title:__________________________________

               [SEAL]

[SIGNATURE PAGE TO LIMITED WARRANTY DEED]

Exhibit A - legal description

EXHIBIT D

BILL OF SALE AND ASSIGNMENT
THIS BILL OF SALE AND ASSIGNMENT (the “Assignment”) is made as of _________________, 2015, by RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company (“Seller”) in favor of ___________________, a ________________ (“Buyer”).

RECITALS
A.    Pursuant to a certain Agreement of Purchase and Sale, dated as of ________________, 20__ (the “Agreement of Sale”), Seller has agreed to sell to Buyer, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located at ___________, all as more particularly described in the Agreement of Sale.

B.    In connection with the sale and purchase of the Property, Seller desires to sell, assign and transfer to Buyer all of Seller’s right, title and interest in and to the Conveyed Assets (as defined below), all upon the terms, covenants and conditions set forth in this instrument.

NOW THEREFORE, for an in consideration of Ten Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller hereby agrees as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement of Sale.

2.    Transfer and Assignment. Seller hereby sells, transfers, assigns, delivers and conveys to Buyer, its successors and assigns, all of Seller's right, title and interest in, to and under the Personal Property, the Warranties, the Intangible Property, the Trade Names and the Websites (collectively, the “Conveyed Assets”).

3.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(i)    Seller is the sole owner and holder of the Conveyed Assets; and

(ii)    Seller has the power, authority and right to execute and deliver this Assignment and to sell, transfer, assign, deliver and convey the Conveyed Assets.

(iii)    To the best of Seller’s knowledge, the execution and delivery to Buyer of this Bill of Sale shall vest good title to all of the Conveyed Assets in Buyer, free and clear of liens, encumbrances and adverse claims.

4.AS IS, WHERE IS. EACH OF THE CONVEYED ASSETS IS BEING CONVEYED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS ASSIGNMENT, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITON, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED OTHER THAN AS SET FORTH IN THE AGREEMENT OF SALE OR THIS ASSIGNMENT. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, THERETO EXCEPT AS OTHERWISE SET FORTH IN THE AGREEMENT OF SALE OR THIS ASSIGNMENT. BUYER IS HEREBY THUS ACQUIRING THE CONVEYED ASSETS BASED SOLEY UPON BUYER’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTION OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS EXCEPT AS OTHERWISE SET FORTH IN THE AGREEMENT OF SALE OR THIS ASSIGNMENT.

5.Absolute Transfer. It is the intention of Seller to transfer absolute title of the Conveyed Assets to Buyer, its successors and assigns, free of any equity of redemption by Seller or its successors and assigns

6.Binding Effect. This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound, Seller has caused this Bill of Sale and Assignment to be executed by its duly authorized officer on the day and year first above written.

SELLER:

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By: RCP Woodland Hills Manager, LLC, a Delaware limited liability company, its manager

By:        (SEAL)
Name:
Title:

EXHIBIT E

[RENT ROLL]

SEE ATTACHED

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES is made and entered into as of __________, 2015, by and between RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company (“Assignor”) and _________________, a __________________ (“Assignee”).

RECITALS

A.    Pursuant to a certain Agreement of Purchase and Sale, dated as of ____________, 20__ (the “Agreement of Sale”), Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located at _____________, all as more particularly described in the Agreement of Sale.

B.    In connection with the sale and purchase of the Property, Assignor desires to assign to Assignee all tenant leases encumbering the Property and Assignee desires to accept said assignment and assume the obligations of Assignor under said leases, all upon the terms, covenants and conditions set forth in this instrument.

NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

1.    Assignment. Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor’s right, title and interest in and to (collectively, the “Assigned Interests”) (a) the leases set forth on the rent roll attached hereto as Exhibit A and made a part of this Assignment and any other lease, license or right of occupancy affecting the Property, together with all amendments, extensions, and other modifications thereto (the “Leases”), (b) any and all rights of Assignor and the lessor under the Leases to collect rents, additional rents, escrow or security deposits, fees, income, charges, and profits now or hereafter arising thereunder, (c) any guarantees of any Leases, to have and to hold the same unto Assignee, its successors and assigns; and (d) any security deposit provided to Assignor by any tenant under any Lease.

    2.    Assumption. Assignee accepts said assignment and assumes all obligations of Assignor on the part of the lessor/landlord under the Leases first arising or accruing on or after the date of this Assignment.

3.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, personal representatives, successors and assigns.

4.    Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Assignment and Assumption of Leases to be executed by their duly authorized officers on the day and year first above written.

ASSIGNOR:

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By: RCP Woodland Hills Manager, LLC, a Delaware limited liability company, its manager

By:        (SEAL)
Name:
Title:

                     ASSIGNEE:

[___________________]

By:        (SEAL)
Name:
Title:

Exhibit A - Rent Roll

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS is made and entered into as of __________ 2015, by and between RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company (“Assignor”) and _________________, a __________________ (“Assignee”).

R E C I T A L S:

A.    Pursuant to a certain Agreement of Purchase and Sale, dated as of _________, 20__ (the “Agreement of Sale”), Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located at _____________, all as more particularly described in the Agreement of Sale.

B.    In connection with the sale and purchase of the Property, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to those agreements set forth on Exhibit A attached to and made a part of this Assignment (collectively, the “Assigned Contracts”) and Assignee desires to accept said assignment and assume the obligations of Assignor under the Assigned Contracts, all upon the terms, covenants and conditions set forth in this instrument.

NOW, THEREFORE, in consideration of the purchase price paid by Assignor to Assignee for the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

1.    Assignment. Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Assigned Contracts. Assignor agrees to pay and perform all terms, covenants, conditions, agreements and obligations to be kept and performed under the Assigned Contracts to the date of this Assignment, together with such other obligations of Assignor concerning the Assigned Contracts set forth in the Agreement of Sale.

2.    Assumption. Assignee accepts said assignment and assumes all obligations of Assignor under the Assigned Contracts first arising or accruing on or after the date of this Assignment.

3.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, personal representatives, successors and assigns.

4.    Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

IN WITNESS WHEREOF, intending to be legally bound, Assignor and Assignee have caused this Assignment and Assumption of Contracts to be executed by their duly authorized officers on the day and year first above written.

ASSIGNOR:

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By: RCP Woodland Hills Manager, LLC, a Delaware limited liability company, its manager

By:        (SEAL)
Name:
Title:

                         ASSIGNEE:

[_____________]

By:        (SEAL)
Name:
Title:

Exhibit A - List of Assigned Contracts

EXHIBIT H

FIRPTA

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the undersigned “Transferor” which is the owner, directly or indirectly of all of the membership interests of RRE Woodland Hills Holdings, LLC, a Delaware limited liability company, which has legal title to a U.S. real property interest under local law, will be the actual transferor of the property for U.S. tax purposes and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies as follows:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity, as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. taxpayer identification number is ____________; and

4.	Transferor’s office address is 1845 Walnut Street, 18th Floor, Philadelphia, PA 19103.

Transferor understands that the above information may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned, in the capacity set forth below, hereby declares that he has examined this instrument and to the best of his knowledge and belief it is true, correct, and complete, and the undersigned further declares that he has the authority to sign this document in such capacity.

RESOURCE REAL ESTATE INVESTORS 7, L.P., a Delaware limited partnership

By: Resource Capital Partners, Inc., a Delaware corporation, its general partner

By:        (SEAL)
Name:
Title:

Dated: __________________, 2015

EXHIBIT I

NOTICE TO TENANTS

Residents of Woodland Hills Apartments
3471 North Druid Hills Road
Decatur, GA 30033

Dear Resident:

Notice is hereby given to the tenants of Woodland Hills Apartments (the “Property”) that the current owner of the Property (the “Seller”), has sold the Property to ____________(“Buyer”), effective as of this date. Buyer has assumed all of the obligations of Seller, as landlord under your lease, including any obligations with respect to your security deposit. Buyer is now your landlord and all future rent payments under your lease shall be made to Buyer.

In the event that your rent payments are made to Seller via an ACH or other automatic debit system, such payments shall be rejected as of the date hereof and you should make alternative arrangements with Buyer for the payment of your rent.

Buyer’s address for purposes of your lease is as follows:
___________________
___________________
Attn: _______________

All future rental payments should be hand delivered to the on-site rental office.

Sincerely,

RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company

By: RCP Woodland Hills Manager, LLC, a Delaware limited liability company, its manager

By:        (SEAL)
Name:
Title:

EXHIBIT J

UPDATE CERTIFICATE

Reference is made to that certain Agreement of Purchase and Sale, dated _____________, 201__, by and between RRE WOODLAND HILLS HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and EDGE RESIDENTIAL WOODLAND HILLS, LLC, a Delaware limited liability company (“Buyer”) (the “Agreement of Sale”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement of Sale.

Seller hereby certifies that the representations and warranties of Seller contained in the Agreement of Sale are true and correct as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof; except that Schedule A attached hereto and made a part hereof is a true and correct schedule updating the information set forth in the rent roll attached as Exhibit E of the Agreement of Sale through the date hereof. For purposes of this Certificate, all references in the Agreement of Sale to such rent roll shall be deemed to refer to Schedule A of this Certificate.

The provisions of this Certificate shall survive closing under the Agreement of Sale pursuant to the terms and conditions of the Agreement of Sale.

IN WITNESS WHEREOF, Seller has executed and delivered this Certificate as of ________________, 2015.

SELLER:

RRE WOODLAND HILLS HOLDINGS, LLC,
a Delaware limited liability company

By:     RCP Woodland Hills Manager, LLC,
a Delaware limited liability company, its manager

By:                (SEAL)
Name:
Title:

SCHEDULE A - Updated Rent Roll

EXHIBIT K

CONTRACTS THAT CANNOT BE TERMINATED ON 30 DAYS’ NOTICE
OR LESS WITHOUT A PENALTY

1.	Service Agreement with Waste Management dated June 8, 2009;

2.	Small Business Contract with ADT Security Services, Inc. dated March 7, 2012;

3.	Service Agreement with Comcast of Georgia/Virginia, Inc. dated August 22, 2011 together with Marketing Support Addendum and Compensation Agreement, each dated August 22, 2011;

4.	Business Class Service Order Agreement executed October 25, 2010 (together with the standard Comcast Business Class Terms and Conditions);

5.	Contract with Greenleaf Compaction, Inc. dated April 7, 2008; and

6.	Services Agreement with Kings III of America, Inc. dated June 7, 2000

EXHIBIT L

AGED DELINQUENCY REPORT

SCHEDULE 5(b)

[DOCUMENTS]

To the extent in Seller’s possession or control:

1.	Real and personal property tax bills for 2012-2014

2.	Copies of all Contracts

3.	Current Rent Roll

4.	Copy of Seller’s current Owner’s Policy of title insurance

5.	Copy of Seller’s existing survey

6.	Property photographs

7.	Floor Plans

8.	Aerial photographs

9.	Site Plan

10.	Certificates of Occupancy

11.	Pool Permits

12.	Existing Zoning Reports

13.	Building Permits

14.	Form of Tenant Lease

15.	Roof Guaranties/Warranties

16.	Other Permits and Licenses

17.	Environmental Report(s)

18.	Personal Property list

19.	List of Rented Equipment and Furniture

20.	List of Pending Litigation

21.	Lease Expiration Report

22.	Operating Statements for 2010-2013 and YTD 2014

23.	Property Budget for 2015

24.	Capital Budget for 2015

25.	Bank Statements for the last 12 months

26.	Aged Delinquency Report

27.	General Ledger - YTD 2014

28.	Security Deposit Report

29.	Insurance Policy

30.	Insurance Claims for past 5 years